Exhibit 10.2

201 S. Biscayne Blvd. FL 28 Miami, FL 33131

Phone: +1 305.330.1985          Fax: +1 305.330.1986          Email: CTTamburello@gmail.com

NONDISCLOSURE / NONCIRCUMVENT AGREEMENT

This AGREEMENT is entered into as of the 12 March, 2024, by and between Global Discovery Group, Inc. (the “Discloser” or “GDG”), whose principal place of business is 201 South Biscayne Boulevard, 28th floor, Miami, FL 33131 and Cannabis Bioscience International Holdings, Inc., whose principal place of business is 6201 Bonhomme Road Suite 466S Houston TX 77036 and all of its officers, agents, subsidiaries and its employees, (CBIH) or the (“Receiving Party”, or “Receiver” or “Recipient”). The aforesaid entities may be referred to herein as the “Party” or collectively as the “Parties”.

For purposes of this Agreement, the Party that discloses the Confidential Information is deemed the “Discloser” and the Party that receives the Confidential Information is deemed the “Recipient”.

WHEREAS, GDG is aware of public and / or private entities seeking merger, acquisition or other partnerships or business relationships with other public and / or private entities;

WHEREAS, GDG is aware of financial institutions and investors who are seeking public or private entities to invest in, fund, give credit to, or provide any other financial or consulting services to;

WHEREAS, GDG is aware of individuals seeking relationships with public and / or private entities in the capacity of, including but not limited to employment, partnerships, directors, and consultants, etc.

WHEREAS, GDG wishes to provide Confidential information (further defined below) to Recipient;

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WHEREAS, the Recipient deems it to be in its best interest to enter into this agreement with GDG so that GDG may introduce to Recipient, Confidential Information as discussed herein.

1.	Discloser is interested in disclosing certain Confidential information to the Recipient which could, anywhere in the world, result in, or lead to, including but not limited to a merger, acquisition, takeover, buy out, spin off, investment, credit line, funding of any kind, the utilization of or relationship with, or hiring of an individual in any capacity, or any other transaction between the Recipient and another individual, entity, or other third party which shall include any introduction made to the Recipient by GDG.

2.	Confidential Information or Information or GDG Provided Sources (“Confidential Information” or “Information” or “GDG Provided Sources”) shall include but is not limited to:

a.	Identifying Information such as names of individuals, corporations or other entities;
b.	Other Information that is not readily available to the general public;
c.	Proposed or actual terms and conditions of a present, past or future transaction;
d.	All Information concerning the business or affairs or proposed or potential business or affairs of another individual, entity or third party;
e.	Any other Information or knowledge that the Discloser knows, has known, or becomes to know;

Confidential Information can be transmitted orally, in writing, or through any electronic medium and includes Information transmitted prior to or after the date of this Agreement, that is not known, or commonly known by, or generally available, to the public at large.

3.	Recipient agrees that during its contact with and dealings with Discloser and for a period of five (5) years thereafter, Recipient:

a.	will hold the Information in the strictest confidence and will not copy or disclose any portion thereof, to any third party without the prior written consent of GDG;
b.	will not, except as set forth in this Agreement, at any time, make any use whatsoever or disclose or allow to be disclosed to any person or entity any portion of the Information (as described above) on its own behalf, or with, or on behalf of any other entity;
c.	will, upon termination of its business dealings with GDG or at any time upon GDG’s request, immediately return to GDG or destroy, as GDG may direct, all files, electronic files or documents, documentation, or tangible or electronic records and all copies within its possession, custody, or control containing or reflecting any portion of the Information;

4.	GDG is willing to exchange such Information with the Receiver, and each Party hereby agrees on behalf of themselves, their directors, officers, agents, representatives, employees and any advisers who may be appointed by either party, on the following;

a.	Recipient shall not disclose any Information received to any person who is not a party to this Agreement, and shall not use, any Information other than for the purposes of evaluating a possible relationship between itself and the other individual, entity or third Party. The Recipient may disclose the Information to those of its directors, officers, agents, representatives, employees and advisers who have a direct need to know, to help evaluate the possible relationship and / or transaction and who agree to the disclosure and usage restrictions in this Agreement. Recipient agrees that it shall be solely responsible for any actions taken by its directors, officers, agents, representatives, employees and advisers that may violate any of the terms of this agreement.
b.	Both parties agree that any introductions made by GDG are not to facilitate any investment banking transactions, or any other transaction where a license or registration of any kind would be required to consummate.
c.	Both parties further agree, that if the introduction of a party by GDG leads to further introductions by that party to the Receiver, all future introductions to the Receiver are covered under this agreement as GDG Provided Sources.

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5.	The obligations set forth above shall have no application when and to the extent the Receiver can establish by competent evidence that:

a.	such Confidential Information was generally known or available to the public, through no act or omission on the part of the receiving party; and
b.	such Confidential Information was independently developed by the Receiving Party who has not had access to Confidential Information received from GDG prior to GDG disclosing it to the Receiver.

6.	Recipient further agrees that:

a.	it will take reasonable precautions to safeguard the confidentiality of the Information in its possession, and such precautions are to be at least equivalent to those that it takes with respect to its own confidential and proprietary information; and
b.	it will limit the dissemination of the Information within its organization only to those persons who have “a need to know” such Information for the performance of their duties hereunder; and
c.	it shall be fully responsible for the actions of its persons who have “a need to know” as mentioned above.

7.	Recipient agrees that any Information disclosed by GDG to Recipient prior to or after the effective date of this Agreement shall be subject to this Agreement, whether marked as Confidential Information or not.

8.	The Parties agree that Information shall not be used in any capacity whatsoever, whether for or not for, for the benefit, or the enrichment, directly or indirectly, of the Recipient or its affiliates, without the express written consent of GDG. The parties further agree that following receipt of the Information from GDG, Recipient shall not conduct or attempt to conduct any merger, acquisition, takeover, buy out, contract or perform any other business or financial transaction, or establish any type of relationship with, any Confidential Information, or GDG-Provided Sources, without the written permission of GDG unless:

a.	an actual established and / or consummated business relationship between Recipient and the GDG-Provided Source(s) predated the terms of this Agreement, and;
b.	Recipient can, within 15 days of receipt of GDG-Provided Source(s) substantiate exchanges specific to the Confidential Information between Recipient and the GDG-Provided Source(s) which took place prior to the date of the signing of this Agreement.

9.	Receiving Party hereby agrees and confirms that the subject matter of this Agreement is unique, and that it may be impossible to measure the damages which would result to the Disclosing Party from violations by Receiving Party of the various agreements and covenants set forth herein. Accordingly, in addition to any other remedies which the Disclosing Party may have at law or in equity, including those referred to below, Receiving Party hereby agrees (a) that the Disclosing Party shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Receiving Party, and that the Disclosing Party shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement without proof of actual damages and (b) to waive any requirement for the securing or posting of any bond in connection with any such remedy. In addition to, and without limiting the foregoing, Receiving Party further agrees and confirms that nothing in this Agreement shall be construed as limiting the Disclosing Party's right to any other remedies available at law or in equity, including pursuing actions for actual, punitive, consequential and other damages.

10.	It is understood that no right with respect to any Information disclosed hereunder is granted to any party under this Agreement, and none of the parties through their execution of this Agreement is making any commitment whatsoever with regard to a possible financial or other arrangement with any other party.

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11.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America without giving effect to any conflict of law provisions.

12.	Should Recipient use, publish or disclose any Information provided from or belonging to GDG in an unauthorized manner, GDG shall be entitled to seek preliminary and permanent injunctive relief, all costs and fees relating thereto, including but not limited to, reasonable attorney's fees, any and all damages including but not limited to loss of wages, income, and profits resulting there from, and any other relief afforded pursuant to the laws of the United States and the states and territories thereof. All additions, modifications and waivers to this Agreement must be made in writing and signed by both parties and make specific reference to this Agreement.

13.	If any provision of this Agreement is held to be invalid, the Parties agree that such invalidity will not affect the validity of the remaining portions of this Agreement.

14.	No party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other, and no permitted assignment shall relieve the assignor of its obligation under this Agreement.

15.	This Agreement contains the entire understanding of the parties regarding the matters set forth herein. The Agreement may be modified only by a writing signed by the parties. The failure of a party to insist on full compliance with any provision of this Agreement in a particular instance shall not preclude it from requiring full compliance thereafter.

IN WITNESS HEREOF, and intending to be legally bound hereby, the parties have executed this Agreement.

Global Discovery Group, Inc.	Date: March 12, 2024

By: /s/ Charles T. Tamburello
Charles T. Tamburello, President / CEO

Cannabis Bioscience International Holdings, Inc.	Date: 13/03/2024
By: /s/ Dante Picazo
Dante Picazo, President / CEO

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